Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment and the restatement discussed in Note 2) dated September 26, 2007, appearing in the Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2007.
/s/DELOITTE & TOUCHE LLP
San Jose, California
February 13, 2008